Exhibit 99.1

Hanger Reports First Quarter 2021 Financial Results

AUSTIN, Texas, May 5, 2021 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the first quarter ended March 31, 2021.

Financial Highlights

•	Net revenue was $237.5 million for the three months ended March 31, 2021, compared to $233.7 million for the same period in 2020, reflecting growth of 1.6 percent.

•	Net loss was $3.3 million for the three months ended March 31, 2021, compared to $15.7 million for the same period in 2020. Income from operations was $2.0 million for the quarter compared to a loss of $9.2 million for the same period in 2020.

•	Adjusted EBITDA was $13.5 million in the first quarter of 2021, compared to $5.3 million for the same period in 2020, reflecting growth of $8.3 million.

•	GAAP loss per share was $0.09 per share for the first quarter of 2021, compared to a loss of $0.42 per share for the same period in 2020. Adjusted diluted loss per share was $0.08 for the three months ended March 31, 2021, compared to a loss per share of $0.28 for the same period in 2020.

•	On March 31, 2021, the Company had $165.1 million in liquidity, reflecting an increase of $33.3 million as compared with March 31, 2020.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "We are pleased with our first quarter performance which was a direct result of the solid efforts of our team nationwide. Hanger overcame the effects of the COVID surge as well as the weather impact that affected our clinical and distribution operations in the South. Adjusted EBITDA growth was ahead of our expectations due to favorable cost management this quarter, while cash flow benefited from solid collection trends in both of our business segments. We are pleased to have re-established growth and are hopeful that vaccination rates and COVID trends continue to enable a return to normal business conditions."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended March 31, 2021

Patient Care Segment

For the three months ended March 31, 2021, Patient Care net revenue was $195.7 million, an increase of $5.5 million, or 2.9 percent, compared to the same period in 2020. For the three month period, acquisitions of O&P clinics that were consummated in 2020 and 2021 contributed $9.0 million of incremental revenue.

Net same clinic revenue on a day-adjusted basis grew by 1.4 percent during the first quarter of 2021 compared to the same quarter in the prior year period. Reported growth in the segment was achieved despite the adverse impact of severe winter weather conditions in key markets during February as well as the continuing impact of the COVID-19 pandemic. The segment also reflected significant improvements in collections and disallowed revenue rates compared to the first quarter of 2020.

Excluding the effect of acquisitions, as compared to the first quarter of 2020, net revenue from prosthetics grew 1.0 percent in the quarter and net revenue from orthotics grew 1.9 percent. Prosthetics comprised 52 percent of Patient Care segment net revenue during the first quarter of 2021 and 2020.

In the first quarter of 2021, patient appointment levels decreased by three percent as compared to the first quarter of 2020. This reflects improvement from the 12 percent appointment decline experienced in the fourth quarter of 2020 as compared to the prior year quarter. As of March 31, 2021, the Company had re-opened all patient care clinics that were temporarily closed during 2020 due to the COVID-19 pandemic.

Income from operations in the Patient Care segment was $19.1 million during the first quarter of 2021, an increase of $7.5 million compared to the $11.5 million reported in the prior year.

Adjusted EBITDA for the segment was $24.9 million, which reflected a $7.6 million or 44.0 percent increase. Adjusted EBITDA margin in the segment totaled 12.7 percent compared to 9.1 percent during the first quarter of 2020. Segment Adjusted EBITDA and margins benefited from lower disallowance rates and personnel costs during the quarter.

Products & Services Segment

For the three months ended March 31, 2021, Products & Services net revenue totaled $41.8 million, a decline of 4.1 percent compared with the same period in 2020. Revenue from the distribution of O&P componentry declined by $1.0 million, or 3.3 percent. This decrease primarily related to there being two fewer operating days in the quarter. Therapeutic solutions revenue declined $0.8 million, or 6.2 percent.

Income from operations for the Products & Services segment grew to $4.7 million in the first quarter of 2021 compared to $2.1 million in the same period of 2020. Adjusted EBITDA for the segment totaled $6.9 million for the first quarter of 2021, a $1.8 million improvement compared with the same period of 2020. Adjusted EBITDA margin in the segment totaled 16.4 percent compared to 11.6 percent during the first quarter of 2020.

Corporate & Other

Expenses associated with corporate and other activities increased by $1.1 million to $21.7 million for the quarter ended March 31, 2021 compared to the same period in 2020. Excluding the effect of depreciation and amortization and non-cash equity-based compensation expense, the net cost of corporate and other activities increased by $1.2 million to $18.3 million in the first quarter of 2021.

Net Income; Interest Expense

Interest expense totaled $7.3 million for the three month period ended March 31, 2021, a decrease of $0.9 million from the prior year period.

For the three month period ended March 31, 2021, net loss was $3.3 million compared with $15.7 million for the same period in 2020. GAAP diluted loss per share was $0.09 compared to a loss of $0.42 per share in 2020. Adjusted diluted loss per share was $0.08 for the three months ended March 31, 2021, compared to a loss of $0.28 per share for the same period in 2020.

Net Cash Provided by Operating Activities; Liquidity

Cash flows used by operating activities for the three months ending March 31, 2021 were $42.3 million compared to cash flows used in operating activities of $22.0 million for the same period in 2020. The Company continued to achieve strong cash collections during the first quarter of 2021 as its days sales outstanding decreased by five days to 45 days as of March 31, 2021 from 50 days on March 31, 2020.

On March 31, 2021, the Company had liquidity of $165.1 million, comprised of $70.3 million in cash and cash equivalents, and $94.8 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $131.8 million on March 31, 2020.

2021 Outlook

The Company re-affirmed its financial outlook for 2021 as originally provided on March 1, 2021. Hanger anticipates net revenue in a range between $1.145 billion and $1.175 billion, and Adjusted EBITDA in a range between $130 million and $135 million.

The Company's outlook for 2021 includes approximately $27 million in revenue relating to the full year contribution of acquisitions consummated in 2020 and through March 31, 2021.

The Company reiterated that the degree of additional impact, and timing of cessation of the effects of the COVID-19 pandemic on the Company's business remain uncertain. Hanger's outlook continues to assume significant continuing declines in the effects of the virus on public activities due to an increase in the rate of vaccination during the second quarter of 2021, and a full return to general pre-COVID business conditions by the end of June 2021.

Adjusted EBITDA in this outlook is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details

The Company’s management team will host a conference call tomorrow, Thursday, May 6, at 8:30 a.m. Eastern time to discuss the Company’s first quarter 2021 financial results and business outlook.

To participate, dial 844-750-4896 or 412-317-5292 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. – Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with approximately 800 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America’s Best Employers for 2021, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential. For more information on Hanger, visit investor.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended March 31, 2021, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2021	2020
Net revenues	$237,470	$233,739
Material costs	75,170	77,241
Personnel costs	89,880	89,185
Other operating costs	31,460	35,886
General and administrative expenses	30,941	31,769
Depreciation and amortization	7,998	8,831
Income (loss) from operations	2,021	(9,173)
Interest expense, net	7,340	8,269
Non-service defined benefit plan expense	167	158
Loss before income taxes	(5,486)	(17,600)
Benefit for income taxes	(2,156)	(1,852)
Net loss	$(3,330)	$(15,748)
Basic and Diluted Per Common Share Data:
Basic and diluted loss per share	$(0.09)	$(0.42)
Weighted average shares used to compute basic and diluted earnings per common share	38,268,332	37,541,452

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	As of March 31,	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$70,316	$144,602
Accounts receivable, net	118,162	128,596
Inventories	78,622	76,429
Income taxes receivable	12,863	12,888
Other current assets	15,489	12,357
Total current assets	295,452	374,872
Non-current assets:
Property, plant, and equipment, net	84,761	84,873
Goodwill	298,166	277,223
Other intangible assets, net	19,844	18,431
Deferred income taxes	55,482	54,877
Operating lease right-of-use assets	124,663	124,741
Other assets	16,204	15,734
Total assets	$894,572	$950,751

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$11,064	$10,085
Accounts payable	51,002	65,091
Accrued expenses and other current liabilities	62,491	62,861
Accrued compensation related costs	35,665	72,541
Current portion of operating lease liabilities	35,005	35,002
Total current liabilities	195,227	245,580
Long-term liabilities:
Long-term debt, less current portion	494,326	493,012
Operating lease liabilities	104,030	104,589
Other liabilities	51,745	56,593
Total liabilities	845,328	899,774

Shareholders’ equity:
Common stock	387	383
Additional paid-in capital	364,524	365,503
Accumulated other comprehensive loss	(17,643)	(20,215)
Accumulated deficit	(297,328)	(293,998)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	49,244	50,977
Total liabilities and shareholders’ equity	$894,572	$950,751

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	For the Three Months Ended March 31,
	2021	2020
Cash flows used in operating activities:
Net loss	$(3,330)	$(15,748)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,998	8,831
(Benefit) provision for doubtful accounts	(211)	1,928
Share-based compensation expense	3,179	3,501
Deferred income taxes	(1,795)	3,476
Amortization of debt discounts and issuance costs	472	409
Gain on sale and disposal of fixed assets	(524)	(411)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	11,093	28,229
Inventories	(1,437)	949
Other current assets and other assets	(3,492)	(3,989)
Income taxes	25	(5,303)
Accounts payable	(14,055)	(4,757)
Accrued expenses and other current liabilities	(1,299)	(385)
Accrued compensation related costs	(36,936)	(38,175)
Other liabilities	(1,576)	(1,153)
Operating lease liabilities, net of amortization of right-of-use assets	(478)	628
Net cash used in operating activities	(42,366)	(21,970)
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(19,377)	(26)
Purchase of property, plant, and equipment	(6,541)	(6,526)
Purchase of therapeutic program equipment leased to third parties under operating leases	(395)	(2,286)
Proceeds from sale of property, plant, and equipment	796	595
Purchase of company-owned life insurance investment	—	(250)
Net cash used in investing activities	(25,517)	(8,493)
Cash flows (used in) provided by financing activities:
Borrowings under revolving credit agreement	—	79,000
Payment of employee taxes on share-based compensation	(4,520)	(4,146)
Repayment of term loan	(1,263)	(1,263)
Payment on Seller Notes	(446)	(1,446)
Payments under vendor financing arrangements	(275)	—
Payments of financing lease obligations	(265)	(152)
Proceeds from the exercise of options	366	—
Net cash (used in) provided by financing activities	(6,403)	71,993
(Decrease) increase in cash and cash equivalents	(74,286)	41,530
Cash and cash equivalents at beginning of period	144,602	74,419
Cash and cash equivalents at end of period	$70,316	$115,949

Table 4

Hanger, Inc.

Segment Information: Revenue, EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2021	2020
Net Revenue (a)
Patient Care	$195,682	$190,183
Products & Services	41,788	43,556
Net revenue	$237,470	$233,739

EBITDA (b)
Patient Care	$23,865	$16,013
Products & Services	6,611	4,832
Corporate & Other	(20,457)	(21,187)
EBITDA (Non-GAAP)	$10,019	$(342)

Adjusted EBITDA (b)
Patient Care	$24,948	$17,326
Products & Services	6,870	5,037
Corporate & Other	(18,274)	(17,098)
Adjusted EBITDA (Non-GAAP)	$13,544	$5,265

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Loss and Loss Per Share to

Adjusted Net Loss and Adjusted Loss Per Share

(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2021	2020
Net loss - as reported (GAAP)	$(3,330)	$(15,748)

Adjustments:
Amortization expense	1,234	1,491
Third-party professional fees	—	1,638
Acquisition-related expenses	160	333
Hanger supply chain implementation costs	132	135
Severance expenses	54	—
Adjustments prior to tax effect	$1,580	$3,597
Tax effect of specified adjustments (a)	(1,219)	1,509
Adjustments after taxes	361	5,106
Adjusted net loss (Non-GAAP)	$(2,969)	$(10,642)
Basic and diluted loss per share - as reported (GAAP)	$(0.09)	$(0.42)
Effect of above listed specified adjustments	0.01	0.14
Adjusted basic and diluted loss per share - as reported (Non-GAAP)	$(0.08)	$(0.28)

Shares used to compute basic and diluted loss per share	38,268,332	37,541,452

(a) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2021 and 2020 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6

Hanger, Inc.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2021	2020
Net loss - as reported (GAAP)	$(3,330)	$(15,748)

Adjustments to calculate EBITDA:
Depreciation and amortization	7,998	8,831
Interest expense, net	7,340	8,269
Non-service defined benefit plan expense	167	158
Benefit for income taxes	(2,156)	(1,852)
Adjustments - net income to EBITDA	13,349	15,406
EBITDA (Non-GAAP)	10,019	(342)

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	1,638
Equity-based compensation	3,179	3,501
Acquisition-related expenses	160	333
Hanger supply chain implementation costs	132	135
Severance expenses	54	—
Further adjustments - EBITDA to Adjusted EBITDA	3,525	5,607
Adjusted EBITDA (Non-GAAP)	$13,544	$5,265

Table 7

Hanger, Inc.

Segment Reconciliation of Income (Loss) From Operations to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2021	2020
Patient Care
Income from operations - as reported (GAAP)	$19,050	$11,537
Depreciation & amortization	4,815	4,476
EBITDA (Non-GAAP)	23,865	16,013
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	897	1,178
Hanger supply chain implementation costs	132	135
Severance expenses	54	—
Further adjustments - EBITDA to Adjusted EBITDA	1,083	1,313
Adjusted EBITDA (Non-GAAP)	24,948	17,326
Products & Services
Income from operations - as reported (GAAP)	4,676	2,080
Depreciation & amortization	1,935	2,752
EBITDA (Non-GAAP)	6,611	4,832
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	259	205
Further adjustments - EBITDA to Adjusted EBITDA	259	205
Adjusted EBITDA (Non-GAAP)	6,870	5,037
Corporate & Other
Loss from operations - as reported (GAAP)	(21,705)	(22,790)
Depreciation & amortization	1,248	1,603
EBITDA (Non-GAAP)	(20,457)	(21,187)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	1,638
Equity-based compensation	2,023	2,118
Acquisition related expenses	160	333
Further adjustments - EBITDA to Adjusted EBITDA	2,183	4,089
Adjusted EBITDA (Non-GAAP)	(18,274)	(17,098)
Total Adjusted EBITDA (Non-GAAP)	$13,544	$5,265

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - in thousands)

	As of March 31,	As of December 31,
	2021	2020
Debt:
Term Loan B	$489,850	$491,113
Seller Notes	14,876	11,510
Deferred payment obligation	4,000	4,000
Finance lease liabilities and other	3,712	3,869
Total debt before unamortized discount and debt issuance costs	512,438	510,492
Unamortized discount and debt issuance costs, net	(7,048)	(7,395)
Total debt	$505,390	$503,097

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller Notes	5,043	4,060
Finance lease liabilities and other	971	975
Total current portion of long-term debt	11,064	10,085
Long-term debt	$494,326	$493,012

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$512,438	$510,492
Cash and cash equivalents	(70,316)	(144,602)
Net indebtedness	$442,122	$365,890

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended March 31,
	2021	2020
Same clinic revenue:
Decline rate on net revenue	(1.8)%	(1.7)%
Growth (decline) rate day adjusted (a)	1.4%	(3.2)%
Clinical locations:
Patient care clinics	718	694
Satellite clinics	107	110
Total clinical locations	825	804

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.